CyberDefender Announces Final Results of Offer to Warrant Holders

LOS ANGELES, August 18, 2009/PRNewswire-FirstCall/ -- CyberDefender (http://www.cyberdefender.com/) (OTC Bulletin Board: CYDE), an award-winning provider of PC security, Antispyware/Antivirus Software, PC Optimization, PC Support, and Identity Theft Prevention solutions, today announced the final results of its tender offer, which expired at 9:00 p.m., Pacific time, on August 17, 2009.  The offer was made to holders of warrants that included certain anti-dilution and cashless exercise provisions.  The Company raised a total of $2,081,016 from proceeds received as a result of the exercise of warrants covering 1,838,952 shares of common stock.  Fifty-two holders of the warrants which were the subject of the tender offer exercised the warrants in accordance with the terms of the offer and did not withdraw prior to the expiration of the offer.  Of the amount raised, we paid a fee to our placement agent, 1st Worldwide Financial Partners, of $72,836.

About CyberDefender Corporation

CyberDefender Corporation (OTCBB: CYDE) believes that its Internet security technology offers the earliest possible detection and most aggressive defense against Internet security attacks. CyberDefender believes that it is the only Internet security software company to combat spyware, viruses, and identity theft using a patent pending secure peer-to-peer collaborative threat protection network (the earlyNETWORK), enabling protection that is unparalleled in speed and flexibility. Products employing the earlyNETWORK include CyberDefender's MyIdentityDefender Toolbar, CyberDefenderFREE V2.0, and CyberDefender Early Detection Center V2.0. All of these products are fully compatible with Microsoft's Vista Operating system and available at http://www.cyberdefender.com/.

SOURCE: CyberDefender

CONTACTS:

           Kevin Harris
           Chief Financial Officer
           CyberDefender
           Kevin@cyberdefender.com
           Tel: 213-689-8631 X127
           Fax: 213-689-8640

           Ken Donenfeld
           DGI Investor Relations
           donfgroup@aol.com
           Tel: 212-425-5700
           Fax: 646-381-9727